EXHIBIT 99.1

QCR Holdings, Inc. Announces Earnings Results for the Third Quarter of 2007

MOLINE, Ill., Oct. 26, 2007 (PRIME NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced earnings for the third quarter ended September 30, 2007 were $1.6 million, resulting in diluted earnings per share for common shareholders of $0.29. Earnings and earnings per share results for the second quarter of 2007 were $1.3 million and $0.23, respectively. For the same quarter one year ago, the Company reported earnings of $520 thousand, and earnings per share of $0.11.

Through the first nine months of 2007, the Company's total assets increased at an annualized rate of nearly 15%, or $143 million, to $1.41 billion from $1.27 billion at December 31, 2006. During this same period, net loans/leases increased at an annualized rate of more than 12%, or $91 million, to $1.04 billion from $950 million at December 31, 2006. Total deposits increased during the nine month period by $20 million to $895 million at September 30, 2007 when compared to $875 million at December 31, 2006. Stockholders' equity increased to $75.8 million at September 30, 2007 as compared to $70.9 million at December 31, 2006.

Quarter-to-quarter net interest income increased by $498 thousand, or nearly 6%, as net interest margin improved for the third consecutive quarter to 3.00%, which represents a 6 basis point improvement from the prior quarter.

In addition, noninterest income increased $259 thousand, or 7%, from the prior quarter. As previously announced in July 2007, the Company sold its 20% interest in Nobel Electronic Transfer, LLC which resulted in a net gain of approximately $430 thousand. Partially offsetting this one-time gain were reductions in gains on sales of loans and other miscellaneous noninterest income.

A portion of the improved revenue results was offset by increases in the provision for loan losses of $212 thousand and in noninterest expenses of $287 thousand. The quarter-to-quarter increase in provision for loan losses was primarily the result of a charge-off on a lease receivable at M2 Lease Funds, LLC. The 3% increase in noninterest expenses from quarter-to-quarter was primarily due to increases in salaries and employee benefits.

"We are pleased with our continued progress on improving the Company's net interest margin, a third consecutive quarter of increased net income, and significantly improved earnings from one year ago," stated Mr. Douglas M. Hultquist, President and CEO. "Additionally, we continue to see solid loan and lease growth in our Cedar Rapids, Rockford and Milwaukee markets. Our ability to grow loans and leases through the third quarter of this year at an annualized rate of 12% was a very positive result as we have been focusing on improved loan yields during the first nine months of 2007."

Third quarter results of the Company's primary subsidiaries were as follows:

* Quad City Bank & Trust, the Company's first subsidiary bank, had total consolidated assets of $861 million at September 30, 2007, which was an increase of $34 million from $827 million at December 31, 2006. At September 30, 2007, Quad City Bank & Trust had net loans/leases of $629 million, which was nearly consistent with the December 31, 2006 level, while deposits declined $40 million to $507 million. The bank realized year-to-date earnings of $6.2 million for an improvement of $1.4 million, or 29%, from one year ago.

* Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $368 million at September 30, 2007, which was an increase of $25 million from December 31, 2006. At the end of the third quarter of 2007, Cedar Rapids Bank & Trust had net loans of $273 million for an increase of $31 million from the end of 2006, while deposits of $252 million reflected an increase of $9 million since year-end. The bank realized year-to-date earnings of $1.8 million for an improvement of $606 thousand, or 52%, from one year ago.

* Rockford Bank & Trust, which opened in 2005, had total assets of $139 million at September 30, 2007, which was an increase of $48 million, or 53%, in Rockford market assets from December 31, 2006. At the end of the third quarter of 2007, Rockford Bank & Trust had net loans of $109 million and deposits of $106 million, which represented increases from December 31, 2006 of 59% and 54%, respectively. After-tax net losses for Rockford Bank & Trust for the third quarter of 2007 were $259 thousand, which was a reduction of $10 thousand from the losses of $269 thousand for the second quarter of 2007. At September 30, 2007, year-to-date losses were $767 thousand for an improvement of $580 thousand, or 43%, from one year ago.

* First Wisconsin Bank & Trust, which began operations in 2006 as a branch of Rockford Bank & Trust, had total assets of $48 million at September 30, 2007, which was an increase of $31 million in Milwaukee market assets from December 31, 2006. At the end of the third quarter of 2007, First Wisconsin Bank & Trust had net loans of $33 million or an increase of 104% in the Milwaukee market from the end of 2006 and deposits of $31 million or an increase of 87% in the Milwaukee market since year-end. After-tax net losses for First Wisconsin Bank & Trust for the third quarter of 2007 were $229 thousand, which was a decrease of $74 thousand from the losses of $303 thousand for the second quarter of 2007.

"Net income for the first nine months of 2007 improved $1.6 million over the same period one year ago," noted Mr. Todd A. Gipple, Executive Vice President and Chief Financial Officer. "More significantly, net interest income increased by $4.4 million, or 20%, and noninterest income increased by more than $1.4 million, or 16%, from a year ago. We continue to see steady improvements in our net interest margin and have been successful in achieving these improved margins while maintaining solid double-digit growth in loans and leases. In addition, we have experienced significant increases in fee income from deposit services, trust accounts and investment advisory and management services. Our talented bankers continue to build exceptional customer relationships in each of our geographic markets."

Nonperforming assets at September 30, 2007 were $10.4 million, an increase from $7.4 million at June 30, 2007 and now represent 0.74% of total assets. The majority of the increase in NPA's for the quarter was due to a single relationship that is still on full interest accrual but is more than 90-days past due. The customer has brought the interest current on these borrowings but the Company has not renewed the notes while closely monitoring the credit. Management believes that the borrowings are well collateralized and as a result the Company has not provided significant reserves for this relationship. The Company did make a modest increase in the provision for loan and lease losses in the third quarter as compared to the second quarter provision expense due primarily to the charge off of a lease at M2 Lease Funds. Maintaining credit quality remains a strong focus and management regularly monitors the Company's loan/lease portfolio and the level of allowance for loan/lease losses. The Company's allowance for loan/lease losses to total loans/leases was 1.13% at September 30, 2007, which was down slightly from 1.15% at June 30, 2007.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City, Cedar Rapids, Rockford and Milwaukee communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, and First Wisconsin Bank & Trust, which began operations in 2007, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois and commercial leasing through its 80% owned subsidiary, M2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                         QCR HOLDINGS, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                              (Unaudited)

 (dollars in thousands,
  except share data)
                                        As of
                 ----------------------------------------------------
                September 30,    June 30,   December 31,  September 30,
                    2007          2007          2006           2006
                 ----------    ----------    ----------    ----------
 SELECTED BALANCE
  SHEET DATA
 Total assets    $1,414,268    $1,332,886    $1,271,675    $1,241,258
 Securities      $  228,926    $  204,645    $  194,774    $  188,304
 Total loans/
  leases         $1,052,949    $1,015,766    $  960,747    $  942,968
 Allowance for
  estimated
  loan/lease
  losses         $   11,896    $   11,681    $   10,612    $   10,435
 Total
  deposits       $  895,490    $  857,666    $  875,447    $  873,253
 Total
  stockholders'
  equity         $   75,780    $   72,514    $   70,883    $   57,629
 Common
  stockholders'
  equity         $   62,906    $   59,640    $   57,998    $   57,629
 Common shares
  outstanding     4,592,148     4,581,376     4,560,629     4,554,054
 Book value
  per common
  share          $    13.70    $    13.02    $    12.72    $    12.65
 Closing stock
  price          $    14.50    $    15.86    $    17.66    $    17.30
 Market
  capitalization $   66,586    $   72,661    $   80,541    $   78,785
 Market price/
  book value         105.85%       121.83%       138.87%       136.71%
 Full time
  equivalent
  employees             353           334           329           338
 Tier 1
  leverage
  capital ratio        6.87%         6.99%         7.21%         6.10%

                           QCR HOLDINGS INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                              (Unaudited)

 (dollars in thousands)
                                         As of
                   -------------------------------------------------

                September 30,   June 30,    December 31, September 30,
                    2007          2007          2006         2006
                 ----------    ----------    ----------   ----------
 ANALYSIS OF
  LOAN DATA
 Nonaccrual
  loans/leases   $    7,025    $    6,721    $    6,538   $    7,834
 Accruing
  loans/leases
  past due 90
  days or more        3,413           637           755          230
 Other real
  estate owned           --            --            93          306
                 ----------    ----------    ----------   ----------
 Total
  nonperforming
  assets         $   10,438    $    7,358    $    7,386   $    8,370

 Net
  charge-offs
  (calendar
  year-to-date)  $      985    $      162    $    1,556   $       73

 Loan/lease
  mix:
   Commercial
    loans        $  828,132    $  792,175    $  747,231   $  738,542
   Direct
    financing
    leases           66,517        62,678        53,765       48,275
   Residential
    real
    estate
    loans            80,064        83,162        81,482       79,454
   Installment
    and other
    consumer
    loans            78,236        77,751        78,269       76,697
                 ----------    ----------    ----------   ----------
 Total loans/
  leases         $1,052,949    $1,015,766    $  960,747   $  942,968

 ANALYSIS OF
  DEPOSIT DATA
 Deposit mix:
   Noninterest-
    bearing      $  128,413    $  118,997    $  124,184   $  114,921
   Interest-
    bearing         767,077       738,669       751,263      758,332
                 ----------    ----------    ----------   ----------
 Total
  deposits       $  895,490    $  857,666    $  875,447   $  873,253

 Interest-
  bearing
  deposit mix:
   Nonmaturity
    deposits     $  341,131    $  338,746    $  334,009   $  330,428
   Certificates
    of deposit      374,256       340,270       345,847      354,474
   Brokered
    certificates
    of deposit       51,690        59,653        71,407       73,430
                 ----------    ----------    ----------   ----------
 Total
 interest-
 bearing
 deposits        $  767,077    $  738,669    $  751,263   $  758,332

                          QCR HOLDINGS, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

                                        For the Quarter Ended
                              ---------------------------------------
                              September 30,    June 30,   September 30,
                                  2007          2007          2006
                               ----------    ----------    ----------
 (dollars in thousands, except per share data)

 SELECTED INCOME
  STATEMENT DATA
 Interest income               $   22,102    $   21,046    $   18,373
 Interest expense                  12,791        12,233        10,689
                               ----------    ----------    ----------
 Net interest income                9,311         8,813         7,684
 Provision for loan/lease
  losses                            1,037           825           729
                               ----------    ----------    ----------
 Net interest income after
  provision for loan/lease
  losses                            8,274         7,988         6,955
 Noninterest income                 3,858         3,599         2,742
 Noninterest expense                9,875         9,588         9,007
                               ----------    ----------    ----------
 Income before taxes                2,257         1,999           690
 Minority interest in income
  of consolidated subsidiary           17           143            45
 Income tax expense                   646           545           125
                               ----------    ----------    ----------
 Net income                    $    1,594    $    1,311    $      520

 Preferred stock dividends            268           268          --
                               ----------    ----------    ----------
 Net income available to
  common stockholders          $    1,326    $    1,043    $      520

 Earnings per common share
  (basic)                      $     0.29    $     0.23    $     0.11
 Earnings per common share
  (diluted)                    $     0.29    $     0.23    $     0.11

 Earnings per common share
  (basic) LTM*                 $     0.76    $     0.58    $     0.83

 AVERAGE BALANCES
 Assets                        $1,372,453    $1,321,244    $1,197,906
 Deposits                      $  880,845    $  868,436    $  848,205
 Loans/leases                  $1,032,302    $1,004,869    $  899,621
 Total stockholders' equity    $   74,880    $   73,374    $   56,790
 Common stockholders' equity   $   62,006    $   60,500    $   56,790

 KEY RATIOS
 Return on average assets
  (annualized)                       0.46%         0.40%         0.17%
 Return on average common
  equity (annualized)               10.28%         8.67%         3.66%

 Price earnings ratio LTM *         19.08         27.34         20.84
 Net interest margin (TEY)           3.00%         2.94%         2.84%
 Nonperforming assets /
  total assets                       0.74%         0.55%         0.67%
 Net charge-offs / average
  loans/leases                       0.10%         0.02%         0.00%
 Allowance / total
  loans/leases                       1.13%         1.15%         1.11%
 Efficiency ratio                   74.99%        77.25%        86.39%

 *LTM: Last twelve months

                                       For the Nine Months Ended
                                      ----------------------------
                                     September 30,     September 30,
                                         2007              2006
                                      ----------        ----------

 SELECTED INCOME
  STATEMENT DATA
  Interest income                     $   63,090        $   49,464
  Interest expense                        36,631            27,411
                                      ----------        ----------
  Net interest income                     26,459            22,053
  Provision for loan/lease
   losses                                  2,268             1,624
                                      ----------        ----------

  Net interest income after
   provision for loan/lease
   losses                                 24,191            20,429
  Noninterest income                      10,585             9,135
  Noninterest expense                     28,666            25,883
                                      ----------        ----------
  Income before taxes                      6,110             3,681
  Minority interest in income
   of consolidated subsidiary                251               147
  Income tax expense                       1,692               978
                                      ----------        ----------
  Net income                          $    4,167        $    2,556

  Preferred stock dividends                  804              --
                                      ----------        ----------
  Net income available to
   common stockholders                $    3,363        $    2,556

  Earnings per common share
   (basic)                            $     0.73        $     0.55
  Earnings per common share
   (diluted)                          $     0.73        $     0.55

  AVERAGE BALANCES
  Assets                              $1,326,616        $1,120,047
  Deposits                            $  871,627        $  782,265
  Loans/leases                        $1,004,073        $  827,091
  Total stockholders' equity          $   73,329        $   55,896
  Common stockholders' equity         $   60,452        $   55,896

  KEY RATIOS
  Return on average assets
   (annualized)                             0.42%             0.30%
  Return on average common
   equity (annualized)                      9.19%             6.10%

  Price earnings ratio LTM *               19.08             20.84
  Net interest margin (TEY)                 2.94%             2.90%
  Nonperforming assets /
   total assets                             0.74%             0.67%
  Net charge-offs / average
   loans/leases                             0.10%             0.01%
  Allowance / total
   loans/leases                             1.13%             1.11%
  Efficiency ratio                         77.38%            82.99%

 *LTM: Last twelve months

                          QCR HOLDINGS, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

 (dollars in thousands, except share data)

                                       For the Quarter Ended
                                --------------------------------------
                                September 30,   June 30,  September 30,
                                    2007         2007         2006
                                 ----------   ----------   ----------
 ANALYSIS OF NONINTEREST INCOME
 Merchant credit card fees, net
  of processing costs            $      443   $      424   $      477
 Trust department fees                  925          940          788
 Deposit service fees                   706          677          478
 Gain on sales of loans, net            277          414          219
 Securities gains (losses), net         437           --           71
 Gains (losses) on sale of
  foreclosed assets                      --           (1)        (100)
 Earnings on cash surrender value
  of life insurance                     261          196          152
 Investment advisory and
  management fees                       369          389          286
 Other                                  440          560          371
                                 ----------   ----------   ----------
    Total noninterest income     $    3,858   $    3,599   $    2,742

 ANALYSIS OF NONINTEREST EXPENSE
 Salaries and employee benefits  $    6,155   $    5,917   $    5,511
 Professional and data
  processing fees                       889          964          880
 Advertising and marketing              322          384          390
 Occupancy and equipment expense      1,297        1,208        1,304
 Stationery and supplies                159          140          160
 Postage and telephone                  263          253          242
 Bank service charges                   145          142          151
 FDIC and Other Insurance               295          246          161
 Loss on disposal of fixed assets        --           --           --
 Other                                  350          334          208
                                 ----------   ----------   ----------
    Total noninterest expenses   $    9,875   $    9,588   $    9,007

 WEIGHTED AVERAGE SHARES
 Common shares outstanding (a)    4,591,576    4,574,648    4,553,589
 Incremental shares from
  assumed conversion:
   Options and Employee Stock
    Purchase Plan                     7,830       26,307       37,240
                                 ----------   ----------   ----------
 Adjusted weighted
  average shares (b)              4,599,406    4,600,955    4,590,829

                                          For the Nine Months Ended
                                          --------------------------
                                          September 30, September 30,
                                               2007          2006
                                           -----------   -----------
 ANALYSIS OF NONINTEREST INCOME
 Merchant credit card fees, net of
  processing costs                         $     1,249   $     1,464
 Trust department fees                           2,784         2,311
 Deposit service fees                            1,962         1,422
 Gain on sales of loans, net                       966           712
 Securities gains (losses), net                    437          (143)
 Gains (losses) on sale of
  foreclosed assets                                  1           650
 Earnings on cash surrender value of
  life insurance                                   661           565
 Investment advisory and management fees         1,134           950
 Other                                           1,391         1,204
                                           -----------   -----------
    Total noninterest income               $    10,585   $     9,135

 ANALYSIS OF NONINTEREST EXPENSE
 Salaries and employee benefits            $    17,627   $    16,253
 Professional and data processing fees           2,782         2,439
 Advertising and marketing                         944         1,017
 Occupancy and equipment expense                 3,724         3,829
 Stationery and supplies                           453           497
 Postage and telephone                             769           715
 Bank service charges                              429           430
 FDIC and Other Insurance                          708           448
 Loss on disposal of fixed assets                  239            --
 Other                                             991           255
                                           -----------   -----------
    Total noninterest expenses             $    28,666   $    25,883

 WEIGHTED AVERAGE SHARES
 Common shares outstanding (a)               4,576,963     4,605,776
 Incremental shares from assumed
  conversion:
   Options and Employee Stock
    Purchase Plan                               19,828        44,212
                                           -----------   -----------
 Adjusted weighted average shares (b)        4,596,791     4,649,988

    (a)  Denominator for Basic Earnings Per Share
    (b)  Denominator for Diluted Earnings Per Share

CONTACT:  QCR Holdings, Inc.
          Todd A. Gipple, Executive Vice President, Chief
           Financial Officer
          (309) 743-7745